File No. 333-48587
As filed with the Securities and Exchange Commission on April 8, 1999
----------------------------------------------------------------------

                   SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549
                         ----------------------

               POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-4
        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            FirstEnergy Corp.
             (Exact name of registrant as specified in charter)
  OHIO                           4911                     34-1843785
(State or Other         (Primary Standard Industrial  (I.R.S. Employer
Jurisdiction of         Classification Code Number)     Identification
Incorporation or                                            Number)
Organization)

                   76 South Main Street, Akron, Ohio 44308
                              (330) 384-5100

 (Address, including, zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Nancy C. Ashcom
                         Corporate Secretary
                          FirstEnergy Corp.
                        76 South Main Street,
                         Akron, Ohio 44308
                       Tel. No. (330) 384-5504

  (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               Copies to:
                        John H. Byington, Esq.
                  Winthrop, Stimson, Putnam & Roberts
                        One Battery Park Plaza
                       New York, New York 10004
                       Tel. No. (212) 858-1102
               ----------------------------------------
          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ( )
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _____________ ( )
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __________( )

                 -----------------------------------

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
-----------
                            7,000,000 Shares
                            FirstEnergy Corp.
                              COMMON STOCK
                              ------------
          We may from time to time offer and sell up to 7,000,000 shares of our common stock, par value $.10 per share, in connection with future acquisitions of various businesses, properties or other interests. We may also exchange our common stock for a direct or indirect interest in other companies or for assets used in or related to the business of those companies. In conducting these acquisitions, we may use newly issued shares of common stock or shares of common stock acquired by us on the open market.

          In general, the terms of these acquisitions will be determined by negotiations with the representatives of the businesses or properties to be acquired, or in the case of companies that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. See "Plan of Distribution".

          We will not be paying any underwriting discounts or commissions and will not receive any cash proceeds from the offer and sale of the common stock. We may, however, pay broker's or finder's fees with respect to specific acquisitions, in which case, we may use the common stock to pay for such fees.

          People who receive shares of common stock covered by this prospectus may, with our permission, use this prospectus in the sale of their shares of common stock. These selling shareholders may sell their shares of common stock privately in negotiated transactions or publicly in one or more transactions. Selling shareholders and broker-dealers that participate with selling shareholders in sales of common stock, and any brokers or finders who receive common stock as fees, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions or fees received by them and any profit on the resale of the common stock may be deemed to be underwriting compensation.

          We will not receive any proceeds of the sale of the common stock by selling shareholders. We may agree to indemnify selling shareholders and/or their broker/dealers against certain liabilities under the Securities Act of 1933 and reimburse them for certain selling expenses.

          Our common stock is listed under the symbol "FE" on the New York Stock Exchange. The last reported sale price on the NYSE on March 31, 1999 was $28 per share.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                        ------------------------

          The date of this prospectus is            , 1999

               WHERE YOU CAN FIND ADDITIONAL INFORMATION

          We are subject to the informational requirements of the Securities Exchange Act of 1934 and accordingly, we file annual, quarterly and special reports, proxy and information statements and other information with the SEC. You may read and copy any reports, statements and other information we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available on the SEC's Internet web site (http://www.sec.gov). Certain of our securities are listed on the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and reports, proxy material and other information concerning us may be inspected at the office of that Exchange.

          We have filed a registration statement on Form S-4 to register the shares of common stock offered under this prospectus. This prospectus is a part of the registration statement filed on Form S-4 and constitutes a prospectus of FirstEnergy Corp. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement on Form S-4 or the exhibits to the registration statement on Form S-4.

          The SEC also allows us to "incorporate by reference" the information we file with the SEC, which means we can disclose information to you by referring you to another document filed separately with the SEC. Information incorporated by reference is considered to be part of this prospectus. Later information filed by us with the SEC updates and supersedes this prospectus.

          This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Copies of any of that information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests for those documents should be directed to Investor Services, FirstEnergy Corp., 76 South Main Street, Akron, Ohio 44308, and telephone requests may be directed to Investor Services at (800) 736-3402.

          We have filed the following document with the SEC and incorporate it into this prospectus by reference:

     1.  Annual Report on Form 10-K for the year ended December 31,
         1998.

          All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering will be considered to be incorporated by reference in this prospectus and to be a part of this prospectus from the date that document is filed.

                                SUMMARY

FirstEnergy Corp.

          FirstEnergy Corp. was formed in September 1996. As a result of the 1997 merger of Ohio Edison Company and Centerior Energy Corporation, we became the parent of four utility operating companies
- Ohio Edison Company, its subsidiary, Pennsylvania Power Company, The Cleveland Electric Illuminating Company and The Toledo Edison Company. Combining the resources of these subsidiaries, we are the nation's twelfth largest investor-owned electric system. Our system serves 2.2 million customers within 13,200 square miles of northern and central Ohio and western Pennsylvania, generates approximately $6 billion in annual revenues and owns more than $18 billion in assets, including ownership in 19 power plants.

          FirstEnergy companies provide a wide range of energy and related products and services.

          Our principal executive offices are located at 76 South Main Street, Akron, Ohio 44308.

Selected Financial Information

          The following table sets forth our selected financial information. You should read this information together with our financial statements and the respective notes thereto included in documents incorporated by reference. See "Where You Can Find Additional Information".

                               (In thousands, except per share amounts)
                                              Year Ended December 31 (1)
                                -----------------------------------------------------------
                                  1998(2)      1997(3)       1996        1995        1994
                                -----------  -----------  ----------  ----------  ----------

Total Revenues                 $ 5,861,285   $ 2,960,196  $2,521,788  $2,500,770  $2,390,957

Net Income                     $   410,874   $   305,774  $  302,673  $  294,747  $  281,852

Weighted Average
 Number of Common
 Shares Outstanding                226,373       157,464     144,095     143,692     143,237
Earnings Per Share of
 Common Stock                        $1.82         $1.94       $2.10       $2.05       $1.97
Dividends Declared Per
 Share of Common Stock               $1.50         $1.50       $1.50       $1.50       $1.50


                                                       At December 31(1)
                                -----------------------------------------------------------
                                  1998(2)      1997(3)       1996        1995        1994
                                -----------  -----------  ----------  ----------  ----------

Total Assets                   $18,063,507   $18,080,795  $9,054,457  $8,892,088  $9,045,255
Preferred Stock:
 Not Subject to
  Mandatory Redemption             660,195       660,195     211,870     211,870     328,240
 Subject to Mandatory
  Redemption                       294,710       334,864     155,000     160,000      40,000

Long-Term Debt                   6,352,359     6,969,835   2,712,760   2,786,256   3,166,593



(1)  Derived from audited financial information.
(2)  Net Income and Earnings Per Share of Common Stock include net after tax charges of $30.5 million and $.13 per share, respectively, relating to Penn Power's discontinued application of Statement of Financial Accounting Standards No. 71 to its generation business.

(3)  The Company's 1997 results include the results of The Cleveland Electric Illuminating Company and
     The Toledo Edison Company for the period November 8, 1997 through December 31, 1997. Net Income and Earnings Per Share of Common Stock include net after tax charges of $34 million and $.22 per share, respectively, primarily resulting from merger-related staffing reductions.

Regulatory and Tax Consequences

          The federal or state regulatory and federal income tax consequences of the transactions in which the common stock offered in this prospectus will be issued, offered or sold are dependent upon the terms and conditions of the transaction or transactions in which such common stock are issued, offered or sold. We will provide the appropriate federal or state regulatory and federal income tax information, if material, in a supplement to this prospectus upon the completion of a transaction involving the issuance of the common stock.

                      DESCRIPTION OF CAPITAL STOCK

          We are authorized to issue up to 300,000,000 shares of common stock, par value $.10 per share, and up to 5,000,000 shares of preferred stock, par value $100 per share.

          Certain provisions of our Amended Articles of Incorporation and Amended Code of Regulations are summarized or referred to below. The following description of our capital stock does not purport to be complete and may not contain all the information you should consider before investing in the common stock. You should read carefully our Amended Articles of Incorporation and Amended Code of Regulations. See "Where You Can Find Additional Information".

FirstEnergy Common Stock

          Voting Rights. The holders of record of our common stock will be entitled to one vote on each matter submitted to a vote at a meeting of shareholders for each share of common stock held as of the record date for the meeting. Under our Amended Articles of Incorporation, the voting rights, if any, of preferred stock may differ from the voting rights of the common stock. The holders of common stock are not entitled to cumulate their votes for the election of directors. Our Amended Articles of Incorporation state that our Board of Directors must be divided into three classes with the term of office of the respective classes to expire in successive years.

          In order to amend, repeal or adopt any provision inconsistent with the provisions of our Amended Articles of Incorporation dealing with:

          . the right of our Board of Directors to establish the terms of unissued shares or to authorize us to acquire any of our outstanding shares of common stock;

          .  the absence of cumulative voting and preemptive rights;
             or

          . the requirement that 80% of the voting power of our outstanding common stock must approve the foregoing,

then 80% of the voting power of our outstanding shares of common stock must vote in favor of that amendment or repeal.

          In addition, the approval of 80% of the voting power of our outstanding common stock must be obtained to amend or repeal the provisions of our Amended Code of Regulations dealing with:

          . the time and place of shareholders' meetings, the manner in which special meetings of shareholders are called or the way business is conducted at those meetings;

          . the number, election and terms of directors, the manner of filling vacancies on our Board of Directors, the removal of directors or manner in which directors are nominated; or

          .  the indemnification of officers or directors.

Amendment of the provision of the Amended Code of Regulations that requires the approval of 80% of the voting power of our outstanding shares in the instances enumerated above requires the same level of approval.

          Adoption of a plan of merger, consolidation or reorganization, as well as adoption of certain amendments to the Amended Articles of Incorporation (other than those requiring 80% approval as specified above), authorization of a sale or other disposition of all or substantially all of our assets not made in the usual and regular course of our business, or adoption of a resolution resulting in our dissolution, and any other matter which would otherwise require a two-thirds approving vote, require authorization by the holders of two-thirds of the voting power of our outstanding shares of common stock, unless our Board of Directors provides otherwise by resolution, in which case authorization will be by a majority of the voting power of our outstanding common stock and the approval of a majority of the voting power of any shares entitled to vote as a class, to the extent not inconsistent with the Amended Articles of Incorporation or the Amended Code of Regulations.

           Dividends. Subject to prior rights and preferences of any issued and outstanding shares of our preferred stock, the holders of common stock will be entitled to receive dividends when, as and if declared by our Board of Directors out of our funds legally available. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us. The articles of incorporation, certain mortgages and other agreements, as supplemented, of Ohio Edison Company, Pennsylvania Power Company, The Cleveland Electric Illuminating Company and The Toledo Edison Company, our direct and indirect electric utility subsidiaries, contain provisions which, under certain conditions, restrict the ability of these subsidiaries to transfer funds to us in the form of cash dividends. There can be no assurance that funds will be legally available to pay dividends at any given time or that, if funds are available, our Board of Directors will declare a dividend.

          Liquidation Rights. If we are liquidated, dissolved or wound up, the holders of our common stock will be entitled to share ratably, after the rights of the holders of any issued and outstanding shares of our preferred stock have been satisfied, in any assets remaining after payment in full of all of our liabilities.

          No Preemptive, Redemption or Conversion Rights. The holders of common stock will have no preemptive rights to acquire or subscribe to any shares, or securities convertible into shares, of common stock. The holders of common stock will have no redemption or conversion rights.

          Listing. Our common stock is traded on the New York Stock Exchange under the symbol "FE".

          Transfer Agent and Registrar.  The Transfer Agent and
Registrar for our common stock is FirstEnergy Securities Transfer
Company, which is one of our wholly owned subsidiaries.

FirstEnergy Preferred Stock

          According to Article IV of our Amended Articles of Incorporation, our Board of Directors has the authority to issue preferred stock from time to time in one or more classes or series. According to Article V of our Amended Articles of Incorporation, our Board of Directors is authorized to adopt amendments to our Amended Articles of Incorporation to fix or change the express terms of any unissued or treasury shares of any class, including preferred stock. Presently, we do not have any shares of our preferred stock outstanding.

                               Rights Plan

          On November 18, 1997, we authorized assignment of one share purchase right (a "Right") for each outstanding share of common stock. Each Right entitles the registered holder to purchase from us one share of our common stock at a purchase price of $70 per share, when the Rights become exercisable. The description and terms of the Rights are found in a Rights Agreement between us and The Bank of New York, as our rights agent. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement. See "Where You Can Find Additional Information".

Rights Initially not Separable from Common Stock

          The Rights will be represented by the common stock certificates until the earlier of:

          . 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding common stock (the date of the public announcement being called the "Share Acquisition Date") or

          . 10 days following the commencement or announcement of an intention to make a tender offer or exchange offer by a person other than by us if, upon completion of the offer, that person, together with persons affiliated or associated with it, would be the beneficial owner of 25% or more of the outstanding common stock (the earlier of those days being called the "Distribution Date").

          The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the common stock. Until the Distribution Date (or earlier redemption, termination or expiration of the Rights), new common stock certificates issued upon transfer or new issuance of common stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption, termination or expiration of the Rights), the surrender for transfer of any certificates of common stock will also constitute the transfer of the Rights associated with the common stock represented by the certificate.

Separation of Rights from Common Stock

          As soon as possible following the Distribution Date, separate certificates representing the Rights will be mailed to holders of record of the common stock as of the close of business on the Distribution Date and only those separate certificates will, from that point forward, represent the Rights.

Exercise of Rights

          The Rights are not exercisable until the Distribution Date. The Rights will expire November 28, 2007, unless that date is extended or unless the Rights are earlier redeemed by us or exchanged for shares of common stock, as described below.

          The purchase price payable, and the number of shares of common stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution:

          . in the event of a stock dividend on, or a subdivision, combination or reclassification of, the common stock,

          . upon the grant to holders of the common stock of certain rights or warrants to subscribe for or purchase common stock at a price, or securities convertible into common stock with a conversion price, less than the then current market price of the common stock, or

          . upon the distribution to holders of the common stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of common stock) or of subscription rights or warrants (other than those referred to above).

          In the event that:

          . we merge with or are involved in another business combination transaction with an Acquiring Person,

          . 50% or more of our consolidated assets or earning power are sold to an Acquiring Person,

          . an Acquiring Person acquires 25% or more of our outstanding common stock, or

          . an Acquiring Person engages in one or more self-dealing transactions with us,

then, proper provision will be made so that each holder of a Right will thereafter have the ability to receive, upon the exercise thereof at the then current purchase price of the Right, that number of shares of our common stock or of the acquiring company, as the case may be, which at the time of that transaction will have a value double the amount of the purchase price.

          Any Rights that are or were beneficially owned at any time on or after the Distribution Date by an Acquiring Person will become null and void upon the occurrence of any event described in the preceding paragraph and no holder of such Rights will have any right with respect to those Rights from and after the occurrence of any of those events.

          With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments reach at least 1% of the purchase price. No fractional shares of common stock will be issued and instead, an adjustment in cash will be made based on the market price of the common stock on the last trading day prior to the date of exercise.

Redemption of Rights

          At any time prior to the 10th day following the Share Acquisition Date (unless we extend the date), our Board of Directors may redeem the Rights in whole, but not in part, at a price of $.001 per Right. In that connection, the amount payable to any holder of the Rights will be rounded up to the nearest $.01. Payments of less than $1.00 will be sent to holders of the Rights only if the particular holder entitled to the payment specifically requests that the payment be sent. Immediately upon our ordering the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price. In the event an Acquiring Person, after triggering our redemption option, reduces its shareholdings to less than 15% then the redemption rights are reinstated.

Exchange of Rights

          After the Distribution Date and prior to the time an Acquiring Person has acquired 50% or more of the then outstanding shares of common stock, we may require that some or all of the Rights be exchanged on a one for one basis (subject to adjustment for stock splits, stock dividends and other similar transactions) for shares of common stock. To the extent that Rights are required to be exchanged for common stock, the right to exercise those Rights will terminate and the only right of the holder will be to exchange those Rights for shares of common stock.

Amendments

          We may amend the terms of the Rights without the consent of the holders of the Rights, including an amendment to extend the period during which the rights may be redeemed, except that after the Distribution Date no amendment may adversely affect the interests of the holders of the Rights.

No Rights as a Shareholder

          Until a Right is exercised, the holder thereof will have no rights as one of our shareholders, including, without limitation, the right to vote or to receive dividends.

Effect of Rights

          The Rights will not prevent us from being taken over. The Rights, however, may cause substantial dilution to a person or group that acquires 15% or more of our common stock unless the Rights are first redeemed by our Board of Directors. Nevertheless, the Rights should not interfere with a transaction that is in our and our shareholders' best interests because the Rights can be redeemed as herein described before the consummation of that transaction.

                           USE OF PROCEEDS

          This prospectus relates to shares of common stock that may be offered and issued by us from time to time in connection with the acquisitions of businesses, assets, properties or other related interests. Other than the businesses, assets, properties or interests acquired, we will receive no proceeds from these offerings. When this prospectus is used in a public reoffering or resale of common stock acquired pursuant to this prospectus, selling shareholders will receive any and all proceeds.

                        PLAN OF DISTRIBUTION

Summary and Purpose of Proposed Transactions

          The shares of common stock covered by this prospectus may be offered and sold from time to time in connection with future acquisitions by us, directly or indirectly, of various businesses, assets, properties or interests therein. We intend to offer and sell the common stock from time to time to persons from whom we will acquire businesses, assets, properties or interests. Our common stock may be exchanged for shares of capital stock, other securities, partnership interests or other assets representing an interest, direct or indirect, in other companies, or for assets used in or related to the business of those entities. The consideration we offer in these acquisitions, in addition to the shares of common stock offered by way of this prospectus may include cash, debt, other of our securities or our assumption of liabilities to which the property or business being acquired is subject, or any combination of these options. In general, the terms of these acquisitions will be determined by negotiations with the representatives of the businesses or properties to be acquired or, in the case of companies which are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. Any shares of common stock that we exchange as described above may be valued for purposes of the exchange at or higher or lower than prevailing market prices for the common stock (either at the time of agreement of the terms of the acquisition or at or about the time of the closing of the acquisition). We reserve the right to issue and sell any or all of these shares at any time or from time to time. We will not generally pay underwriting discounts or commissions, and we will not receive any cash proceeds in connection with the offer and sale of the common stock covered by this prospectus. Brokers' or finders' fees may be paid from time to time with respect to specific acquisitions. Under these circumstances, common stock covered by this prospectus may be used for payment of those fees.

          In determining whether to use shares of common stock to finance all or a part of the consideration for an acquisition, our Board of Directors may consider a number of different factors, including but not limited to:

 . the availability and cost of alternative means of financing the acquisition;

 . our current and anticipated capital resources and working capital and cash needs;

 . the number of shares of common stock that would be used in an acquisition;

 .  the prevailing market prices for the common stock; and

 . in the case of newly issued shares, the anticipated effect of the issuance of our common stock on our earnings and book value per share and prevailing market price for the common stock.

          In addition to shares of common stock, it is anticipated that any acquisition would be financed with funds derived from cash on hand or from operations or with debt financing in the form of promissory notes or debentures that we may issue, or funds made available to us by banks or financial institutions under unsecured lines of credit. We have made no arrangements and have no agreements providing for the financing of any acquisitions; however, we believe that financing will be available to us on acceptable terms should the need arise.

        With our prior consent, this prospectus may also be used by persons who receive from us shares of common stock covered by this prospectus in connection with acquisitions and who may wish to sell these shares under circumstances requiring or making desirable its use. Our consent to use this prospectus may be conditioned upon terms and conditions as we, in our sole discretion, may determine, including, without limitation, selling shareholders agreeing not to offer more than a specified number of shares during a particular period of time or agreeing that any offering be effected in an organized manner through registered securities dealers. The names of the selling shareholders, the nature of any relationship any particular selling shareholder has with us and the number of shares of common stock owned by and to be offered by a selling shareholder pursuant to this prospectus may be set forth in a supplement or amendment to this prospectus.

          Sales of shares of common stock by the selling shareholders using this prospectus may be made from time to time privately at negotiated prices or publicly in one or more transactions (which may involve crosses or block transactions) on the NYSE or otherwise, in special offerings, sales in accordance with the provisions of Rule 144 under the Securities Act of 1933, exchange distributions or secondary distributions according to and in accordance with the rules of the

NYSE, in the over-the-counter market, or a combination of these methods of sale, at prices at or reasonably related to market prices at the time of sale or at negotiated prices. The selling shareholders may effect these transactions by selling shares to or through broker-dealers, which may act as agent or as principal and, when acting as agent, may receive commissions from the purchasers as well as from the sellers (if also acting as agent for the purchasers). Selling shareholders and brokers or dealers selling shares of common stock for selling shareholders or purchasing these shares for purposes of resale may be deemed to be an underwriter under the Securities Act of 1933, and any compensation received by any of these people may be deemed underwriting compensation (which compensation may be in excess of customary commissions). We will not receive any of the proceeds of the sale of shares of common stock by any of these people.

          We may agree to indemnify the selling shareholders and/or broker-dealers against certain civil liabilities, including liabilities under the Securities Act of 1933, and to reimburse them for certain expenses in connection with the sale of common stock.

          This prospectus should be considered to cover additional securities to be issued in connection with or as a result of stock splits, stock dividends or similar transactions.

Regulatory and Tax Consequences

          The federal or state regulatory and federal income tax consequences of the transactions in which the shares of common stock offered by this prospectus will be issued are dependent upon the terms and conditions of the transaction or transactions in which these shares are issued. This information, if material, will be provided in a supplement to this prospectus upon proposed completion of a transaction.

                           LEGAL OPINIONS

          The validity of the common stock will be verified by David
L. Feltner, our Associate General Counsel. As of March 18, 1999, Mr. Feltner owned 3,219 shares of our common stock.

                               EXPERTS

          The consolidated financial statements and related financial statement schedule, incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

======================================================================
          No dealer, salesman or other person has been authorized to give any information or to make any representation, other than those contained in this prospectus, in connection with the offer made by this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or thereof. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


                    ---------------------------







                          TABLE OF CONTENTS
                                                            Page
                                                            ----
WHERE YOU CAN FIND ADDITIONAL INFORMATION                     2
SUMMARY                                                       3
DESCRIPTION OF CAPITAL STOCK                                  5
RIGHTS PLAN                                                   7
USE OF PROCEEDS                                              10
PLAN OF DISTRIBUTION                                         10
LEGAL OPINIONS                                               12
EXPERTS                                                      12




=====================================================================


                            7,000,000 Shares



                            FirstEnergy Corp.



                              Common Stock


                            ------------------

                               PROSPECTUS

                            -------------------


                                    , 1999



======================================================================

                                 PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.
          -----------------------------------------

          Section 1701.13(E) of Title 17 of Page's Ohio Revised Code Annotated gives a corporation incorporated under the laws of Ohio power to indemnify any person who is or has been a director, officer or employee of that corporation, or of another corporation at the request of that corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, criminal or civil, to which he is or may be made a party because of being or having been such director, officer or employee, provided that in connection therewith, such person is determined to have acted in good faith in what he reasonably believed to be in or not opposed to the best interest of the corporation of which he is a director, officer or employee, and without reasonable cause, in the case of a criminal matter, to believe that his conduct was unlawful. The determination as to the conditions precedent to the permitted indemnification of such person is made by the directors of the indemnifying corporation acting at a meeting at which, for the purpose, any director who is a party to or threatened with any such action, suit or proceeding may not be counted in determining the existence of a quorum and may not vote. If, because of the foregoing limitations, the directors are unable to act in this regard, such determination may be made by the majority vote of the corporation's voting shareholders (or without a meeting upon two-thirds written consent of such shareholders), by judicial proceeding or by written opinion of legal counsel not retained by the corporation or any person to be indemnified during the five years preceding the date of determination.

          Regulation 31 of the Company's Amended Code of Regulations provides as follows:

               "The Company shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a member of the Board of Directors or an officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Company shall pay, to the full extent then required by law, expenses, including attorney's fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Amended Articles of Incorporation, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors, or an officer, employee or agent of the Company, and shall continue as to a person who has ceased to be a member of the

          Board of Directors, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

          Section 1701.13(E) of Title 17 of Page's Ohio Revised Code Annotated provides that the indemnification thereby permitted shall not be exclusive of any other rights that directors, officers or employees may have, including rights under insurance purchased by the corporation.

          Regulation 32 of the Company's Amended Code of Regulations provides as follows:

               "The Company shall pay, to the full extent then required by law, expenses, including attorney's fees, incurred by a member of the Board of Directors in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under any law, the Amended Articles of Incorporation, any agreement, vote of shareholders or disinterested members of the Board of Directors, or otherwise, both as to action in official capacities and as to action in another capacity while he or she is a member of the Board of Directors, or an officer, employee or agent of the Company, and shall continue as to a person who has ceased to be a member of the Board of Directors, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

Item 21.  Exhibits and Financial Statement Schedules.
          ------------------------------------------

          An Exhibit Index, containing a list of all exhibits to this registration statement, commences on page II-8.

Item 22.  Undertakings.
          ------------

          The undersigned registrant hereby undertakes:


          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "1933 Act");

                   (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                   (iii)  to include any material information
          with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

          (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

          (7) That prior to any public reoccurring of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoccurring prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

          (8) That every prospectus; (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron and State of Ohio on the 8th day of April, 1999.



                          FirstEnergy Corp.

                          By /s/WILLARD R. HOLLAND
                          -----------------------------------
                             Willard R. Holland
                             Chairman and Chief Executive Officer

          Each of the undersigned directors and officers of the Registrant, individually as such director and/or officer, hereby makes, constitutes and appoints H. Peter Burg and Nancy C. Ashcom, and each of them, singly or jointly, with full power of substitution, as his true and lawful attorney-in-fact and agent to execute in his name, place and stead, in any and all capacities, and to file with the Commission, this registration statement and any and all amendments, including post-effective amendments, to this registration statement, which amendment may make such changes in the registration statement as the registrant deems appropriate hereby ratifying and confirming all that each of said attorneys-in-fact, or his, her or their substitute or substitutes, may do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                       Title                        Date
---------                       -----                        ----

*WILLARD R. HOLLAND      Chairman of the Board and     April 8, 1999
------------------------
(Willard R. Holland)     Chief Executive Officer

*H. PETER BURG           President, Chief Financial    April 8, 1999
------------------------
(H. Peter Burg)          Officer and Director

*HARVEY L. WAGNER        Controller                    April 8, 1999
------------------------
(Harvey L. Wagner)

*ROBERT M. CARTER        Director                      April 8, 1999
------------------------
(Robert M. Carter)

*DR. CAROL A. CARTWRIGHT Director                      April 8, 1999
------------------------
(Dr. Carol A. Cartwright)

*WILLIAM F. CONWAY       Director                      April 8, 1999
------------------------
(William F. Conway)

*ROBERT L. LOUGHHEAD     Director                      April 8, 1999
------------------------
(Robert L. Loughhead)

*RUSSELL W. MAIER        Director                      April 8, 1999
------------------------
(Russell W. Maier)

*GLENN H. MEADOWS        Director                      April 8, 1999
------------------------
(Glenn H. Meadows)

*PAUL J. POWERS          Director                      April 8, 1999
------------------------
(Paul J. Powers)

Signature                Title                            Date
---------                -----                            ----

*CHARLES W. RAINGER      Director                      April 8, 1999
------------------------
(Charles W. Rainger)

(Robert C. Savage)       Director
------------------------

*GEORGE M. SMART         Director                      April 8, 1999
------------------------
(George M. Smart)

*JESSE T. WILLIAMS, SR.  Director                      April 8, 1999
------------------------
(Jesse T. Williams, Sr.)

By Nancy C. Ashcom
   ---------------
    Attorney in Fact                                   April 8, 1999

                               EXHIBIT INDEX
Exhibit
  No.    Description
-------  -----------
4(a)*    Amended Articles of Incorporation of FirstEnergy Corp.
         (physically filed and designated in Registration Statement No. 333-21011 as Exhibit (3)-1).

4(b)* Amended Code of Regulations of FirstEnergy Corp. (physically filed and designated in Registration Statement No. 333-21011 as Exhibit (3)-2).

4(c)* Form of Common Stock Certificate (physically filed and designated in Registration Statement No. 333-40063 as Exhibit 4(c).

4(d)* FirstEnergy Corp. Stock Investment Plan (physically filed and set forth in full in the Prospectus contained in Registration Statement No. 333-40063).

4(e)* Rights Agreement dated as of November 18, 1997, between FirstEnergy Corp. and The Bank of New York and form of Right Certificate (physically filed and designated in Current Report on Form 8-K dated November 18, 1997, as Exhibit 4.1).

5* Opinion of David L. Feltner, Esq., Associate General Counsel for the Company, as to the securities being registered.

23(a)    Consent of Arthur Andersen LLP.

23(b)    Consent of David L. Feltner, Esq. (contained in Exhibit No.
         5).

-------------------------
*  Incorporated by reference as noted therein.